SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 22, 2010 (March 16, 2010)

CYBERDEFENDER CORPORATION
(Exact name of Company as specified in Charter)

California	333-138430	65-1205833
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

617 West 7th Street, Suite 1000
Los Angeles, California 90017
 (Address of Principal Executive Offices)

213-689-8631
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 16, 2010, CyberDefender Corporation (the “Company”) received a letter from Mr. Luc Vanhal stating that he resigned his position as a director of the Company as of February 28, 2010.  Mr. Vanhal was appointed to the Company’s board of directors pursuant Section 1.5 of the Media and Marketing Services Agreement (the “Media Services Agreement”), dated March 24, 2009, between the Company and GR Match, LLC (“GRM”).  Mr. Vanhal’s resignation was not as a result of a disagreement with the Company on any matter relating to its operations, policies or practices.  Mr. Vanhal’s resignation was as a result of his separation of service to GRM.  Mr. Vanhal did not serve on any committee of the board of directors.  According to the Company’s bylaws, Mr. Vanhal’s resignation was effective on the date that the Company received the resignation letter.

On March 22, 2010, GRM designated pursuant to its right under the Media Services Agreement, and the Company’s board of directors reappointed, Bennet Van De Bunt as the director to fill the vacancy left by Mr. Vanhal’s resignation.  Bennet Van De Bunt is the Co-CEO of Guthy-Renker LLC.  Mr. Van De Bunt joined Guthy-Renker in 1993 and is a graduate of Harvard Law School and UCLA.  Mr. Van De Bunt has not been and is not expected to be named to any committee of the board of directors.

The Indemnification Agreement, dated as of July 21, 2009, between Mr. Van De Bunt and the Company, continues in effect without modification. A copy of such agreement is attached as an exhibit to the Company’s Form 8-K filed on July 27, 2009 and the summary of the Indemnification Agreement provided in that Form 8-K is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 22, 2010

CYBERDEFENDER CORPORATION

By:	/s/ Kevin Harris
Kevin Harris, Chief Financial Officer